Exhibit 99.1

Press Release

AuthenTec Reports Second Quarter 2009 Financial Results

MELBOURNE, Fla., August 6, 2009 — AuthenTec (NASDAQ:AUTH), the world’s leading provider of smart fingerprint solutions, today reported financial results for the second quarter of 2009 ended July 3, 2009.

Financial and Business Highlights:

•	Revenue of $8.4 million, up 20 percent from the previous quarter

•	GAAP net loss of $5.8 million, or $0.20 per diluted share, which includes an acquisition- related charge of $2.6 million, or $0.09 per diluted share

•	Non-GAAP net loss of $2.2 million, or $0.08 per diluted share

•	Recently completed asset purchase of Atrua Technologies for $4.9 million

•	Expanded IP portfolio to 115 U.S. patents

Revenue for the second quarter of 2009 was $8.4 million, compared to the guidance of $7.8 million to $8.3 million previously provided by the Company. Revenue increased from the $7.0 million reported in the first quarter of 2009 and declined as compared to the $18.4 million in the second quarter of 2008. The sequential increase in second quarter revenue was due to improved buying patterns by PC customers and a continued reduction of inventory in the supply channel.

GAAP Results:

Under Generally Accepted Accounting Principles (GAAP), net loss for the second quarter of 2009 was $5.8 million, or $0.20 per diluted share, which included an acquisition-related charge of $2.6 million, stock-based compensation expenses of $0.9 million and nominal costs related to a reduction in workforce.

The acquisition-related charge included $0.3 million of legal and other expenses associated with the purchase of the assets of Atrua Technologies completed early in the third quarter. Additionally, the Company recorded slightly less than half of the total purchase price, or $2.3 million, as a charge related to the dismissal of the litigation between AuthenTec and Atrua. The amount of the charge was calculated based upon an estimate of the savings resulting from the elimination of any future litigation in this matter.

GAAP gross margin in the second quarter was 46.0 percent, compared to 48.0 percent in the first quarter of 2009 and 48.4 percent in the year-ago period. Second quarter GAAP gross margin included expenses related to stock-based compensation.

A reconciliation of GAAP to non-GAAP results is provided in Table 2 following the text of this press release.

Non-GAAP Results:

On a non-GAAP basis, net loss for the second quarter of 2009 was $2.2 million, or $0.08 per diluted share, which excluded the acquisition-related charge and other expenses related to stock-based compensation and a reduction in workforce. This compares to a net loss of $3.6 million, or $0.12 per diluted share, in the first quarter of 2009 and net income of $1.2 million, or $0.04 per diluted share, in the second quarter of 2008.

Non-GAAP gross margin in the second quarter was 46.9 percent, compared to 48.8 percent in the first quarter of 2009 and 48.5 percent in the second quarter of 2008. The decrease in gross margin was primarily attributable to a less favorable shift in product mix during the quarter.

Total operating expenses, excluding the acquisition-related charge, stock-based compensation expenses and costs related to a reduction in workforce, were $6.2 million, compared to $7.2 million in the first quarter of 2009 and $8.3 million in the second quarter of 2008. The decrease in operating expenses was primarily due to the implementation of previously announced cost reduction initiatives, as well as lower fees related to ongoing litigation and the annual financial audit.

AuthenTec ended the second quarter of 2009 with approximately $64.2 million in cash and investments, compared to $66.1 million in cash and investments at the end of the first quarter of 2009.

Business Update:

“We were pleased with the Company’s return to sequential revenue growth, driven primarily by more normalized order patterns from our PC customers during the quarter,” said Scott Moody, Chairman and CEO of AuthenTec. “The cost-cutting measures that we initiated late last year helped us achieve our operating expense target for the quarter, while still allowing us to fund development efforts for our next-generation smart sensor products, new packaging designs and the recently announced TrueSuite™ client application software.”

“While managing expenses and preserving cash remain top priorities, we continue to invest in new product development as we focus on providing more complete solutions. Our goal is to evolve beyond a company that simply offers fingerprint sensors into a provider of ‘smart sensors’ that offer multiple value added functions including security, navigation, and personalization. We believe this is critical to driving increased attach rates in both the PC and wireless markets,” added Mr. Moody. “In addition to our internal development efforts, we recently announced the asset purchase of Atrua, which will further advance the capabilities of our touch-powered smart sensors while adding more than 30 U.S. patents to our IP portfolio. We also acquired the remaining patents of industry pioneer Veridicom, Inc., a spin off of Lucent Technologies, some of which are considered to be among the fundamental IP created for IC-based biometrics. When combining these purchases with the acquisition of the Atmel biometric patents last year and our own development efforts, we have now built the largest IP portfolio in our industry.”

Business Outlook:

Mr. Moody concluded, “Looking ahead to the third quarter of 2009, we expect revenue to again increase sequentially based on the continued improvement in customer order patterns and the further reduction in any remaining supply chain excess inventory. Although visibility remains challenging, we expect third quarter revenue to be in the range of $9.2 million to $9.8 million. This anticipated sequential increase in revenue combined with our continued cost reduction initiatives are expected to further reduce our non-GAAP net loss per diluted share to a range of $0.05 and $0.07 in the third quarter.”

Second Quarter 2009 Financial Results Webcast and Conference Call:

AuthenTec will host a conference call to discuss its second quarter 2009 financial results at 5:00 p.m. Eastern Time (ET) today, August 6, 2009. Investors and analysts may join the conference call by dialing 866-804-6924 and providing the participant pass code 27007784. International callers may join the teleconference by dialing 857-350-1670 and using the same pass code. The conference call replay will be available beginning at 8:00 p.m. ET and will remain available until midnight ET on Thursday, August 13, 2009. The U.S. replay number is 888-286-8010, with a confirmation code of 40584406. International callers should dial 617-801-6888, with the same confirmation code. A live webcast of the conference call will be accessible from the Investor section of the Company’s web site at investors.authentec.com. Following the live web cast, an archived version will be available on AuthenTec’s web site.

Use of GAAP and Non-GAAP Financial Metrics:

To supplement AuthenTec’s consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation, certain acquisition related charges, impairments on investments and costs related to reduction in workforce. AuthenTec uses the above non-GAAP financial measures internally to understand, manage and evaluate the business. Management believes it is useful for itself and investors to review, as applicable, both GAAP information and the non-GAAP measures in order to assess the performance of continuing operations and for planning and forecasting in future periods. The presentation of these non-GAAP measures is intended to provide investors with an understanding of the Company’s operational results and trends that enables them to analyze the base financial and operating performance and facilitate period-to-period comparisons and analysis of operational trends. AuthenTec believes the presentation of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which are provided in Table 2 after the text of this release. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the filings made from time to time with the Securities and Exchange Commission.

Forward Looking Statements:

This press release contains statements that may relate to expected future results and business trends that are based upon AuthenTec’s current estimate, expectations, and projections about the industry, and upon management’s beliefs, and certain assumptions it has made that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “guidance,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “prospects,” “outlook,” “forecast,” and variations of these words or similar expressions are intended to identify “forward-looking statements.” In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are “forward-looking statements.” Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, the Company’s actual results may differ materially and adversely from those expressed in any “forward-looking statement” as a result of various factors. These factors include, but are not limited to: demand for, and market acceptance of, new and existing fingerprint sensors in the PC and wireless markets, general market and macroeconomic conditions, the Company’s ability to secure design wins for enterprise and consumer laptops and wireless devices, customer design wins materializing into production programs, the timely introduction of new products, the rate at which the Company increases its activity and opportunities in the wireless market, and additional opportunities in various markets for applications that might use AuthenTec’s products, and changes in product mix, as well as other risks detailed from time to time in its SEC filings, including those described in AuthenTec’s annual report on Form 10-K filed with the SEC on March 18, 2009. These “forward-looking statements” are made only as of the date hereof, and the Company undertakes no obligation to update or revise the “forward-looking statements,” whether as a result of new information, future events or otherwise.

About AuthenTec

With nearly 50 million sensors sold worldwide, AuthenTec is the world leader in providing smart fingerprint sensors and solutions to the high-volume PC, wireless device, and access control markets. AuthenTec’s award-winning sensors take full advantage of The Power of Touch® by utilizing the company’s patented TruePrint® technology to deliver the most convenient, reliable and cost-effective means available for enabling touch-powered features that extend beyond user authentication.

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Investor Contact:

Leanne K. Sievers

Executive Vice President, Investor Relations

Shelton Group Investor Relations

949-224-3874

lsievers@sheltongroup.com

Media Contact:

Brent Dietz

Director of Communications

AuthenTec

321-308-1320

brent.dietz@authentec.com

AuthenTec, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

Table 1

	Three months ended			Six months ended
	July 3, 2009	April 3, 2009	June 27, 2008	July 3, 2009	June 27, 2008

Revenue	$8,446	$7,038	$18,410	$15,484	$33,924

Cost of revenue	4,557	3,663	9,509	8,220	17,337

Gross profit	3,889	3,375	8,901	7,264	16,587

Operating expenses:
Research and development	3,642	3,805	4,196	7,447	8,294
Selling and marketing	1,786	2,020	2,592	3,806	5,064
General and administrative	4,303	2,219	2,033	6,523	3,701

Total operating expenses	9,731	8,044	8,821	17,776	17,059

Operating income (loss)	(5,842)	(4,669)	80	(10,512)	(472)

Other income (expense):
Impairment on investments	—	(28)	—	(28)	—
Interest income	89	175	571	265	1,311

Total other income (expense), net	89	147	571	237	1,311

Net Income (loss)	$(5,753)	$(4,522)	$651	$(10,275)	$839

Net income (loss) per share:
Basic	$(0.20)	$(0.16)	$0.02	$(0.36)	$0.03

Diluted	$(0.20)	$(0.16)	$0.02	$(0.36)	$0.03

Shares used in computing net income (loss) per common share:
Basic	28,658	28,647	28,304	28,652	28,115

Diluted	28,658	28,647	30,618	28,652	30,571

	Three months ended			Six months ended
	July 3, 2009	April 3, 2009	June 27, 2008	July 3, 2009	June 27, 2008
Other Financial Metrics:
Stock-based compensation expense:
Cost of revenue	74	58	36	132	50
Research and development	267	201	172	468	306
Selling and marketing	283	203	175	486	267
General and administrative	324	239	210	563	369
Costs related to reduction in workforce:
Cost of revenue	—	—	—	—	—
Research and development	22	119	—	141	—
Selling and marketing	—	91	—	91	—
General and administrative	—	3	—	3	—
Costs related to asset purchase:
General and administrative	2,601	—	—	2,601	—
Impairment on investments	—	28	—	28	—

AuthenTec, Inc.

Non-GAAP Financial Information

(In thousands, except per share amounts)

(Unaudited)

Table 2

	Three months ended			Six months ended
	July 3, 2009	April 3, 2009	June 27, 2008	July 3, 2009	June 27, 2008
Net income (loss) on GAAP basis:	$(5,753)	$(4,522)	$651	$(10,275)	$839
Stock-based compensation expense	948	701	593	1,649	992
Costs related to reduction in workforce	22	213	—	235	—
Costs related to asset purchase:	2,601	—	—	2,601	—
Impairment on investments	—	28	—	28	—

Net income (loss) on non-GAAP basis:	$(2,182)	$(3,580)	$1,244	$(5,762)	$1,831

Non-GAAP basic earnings per share	$(0.08)	$(0.12)	$0.04	$(0.20)	$0.07
Non-GAAP diluted earnings per share	$(0.08)	$(0.12)	$0.04	$(0.20)	$0.06

AuthenTec, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

Table 3

	July 3, 2009	January 2, 2009
ASSETS
Current assets
Cash and cash equivalents	$58,911	$45,193
Short-term investments	—	18,132
Accounts receivable, net	4,246	3,985
Inventory	3,415	5,770
Other Assets	724	839

Total current assets	67,296	73,919
Long term investments	5,242	5,334
Other long-term assets	302	494
Property and equipment, net	3,445	3,716

Total assets	$76,285	$83,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,232	$4,050
Other accrued liabilities	6,989	4,927

Total current liabilities	10,221	8,977
Deferred rent	470	417

Total liabilities	10,691	9,394

Stockholders’ equity
Common stock and additional paid in capital	151,783	150,123
Other comprehensive loss	11	(129)
Accumulated deficit	(86,200)	(75,925)

Total stockholders’ equity	65,594	74,069

Total liabilities and stockholders’ equity	$76,285	$83,463